EXHIBIT 10.6

FHLBANK San Francisco

2008 Executive Performance Unit Plan

Summary Description

PLAN PURPOSE

To optimize the Bank’s performance in accomplishing Board-approved goals.

PLAN OBJECTIVES

To motivate key executives to position the Bank to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Bank against specified performance measures.

PARTICIPANTS

Participants are key executives whose performance has a major impact on the Bank’s success. Participants are the incumbents in the Bank’s Executive Committee officer positions, including:

President

Executive Vice President

Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit – participates in the Audit Performance Unit Plant)

PERFORMANCE PERIOD

The Performance Unit Plan (PUP) pays incentive awards related to the achievement of Bank performance over a three-year performance period. The 2008 Plan is effective January 1, 2008, and is based on performance from January 1, 2008 through December 31, 2010.

PERFORMANCE METRICS

Performance metrics balance financial, member, and community interests, focusing on achievement of Potential Dividend Spread and market share goals. Potential Dividend Spread will be weighted 60% and market share will be weighted 40%. Target performance levels reflect long-term performance expectations. Unlike the Executive Incentive Plan (EIP), participants do not have an individual goal.

1.	3-Year Average Potential Dividend Spread: Potential Dividend Spread is the primary measure the Bank uses to determine total rate of return to shareholders. The target Potential Dividend Spread has been set at 1.12% and represents the projected average for the performance period (January 1, 2008 through December 31, 2010). The target Potential Dividend Spread is consistent with the Bank’s Strategic Plan forecast, and reflects the Bank’s continued mission-consistent focus on member’s mortgage finance business. Threshold (75% of plan) Potential Dividend Spread has been set at 0.87%, 150% of target has been set at 1.62% and 200% of target has been set at 2.12%.

2.	3-Year Average Market Share: Market share is based on the 3-year average of member credit as a percentage of the members’ total wholesale borrowings over the performance period measured by the average of the actual achievement levels under the 2008, 2009, and 2010 annual incentive plans, and will be set at the end of the performance period.

Actual achievement of performance metrics one (1) and two (2) is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board for which management should not receive credit or be held accountable.

PUP ACHIEVEMENT MEASURES

The Performance Unit Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Threshold (75%)	Performance that is considered a threshold level of successful achievement. This is the minimum level of performance which must be achieved for awards to be paid.

Target (100%)	Performance that is expected under the Bank’s Strategic Plan forecast. Incentive payments are made at the target (100%) level found in the award ranges scale on the following page.

150% of Target	An optimistic achievement level based on expected business.

200% of Target	The most optimistic achievement level based on reasonable business assumptions and conditions.

AWARD DETERMINATION

An award is calculated and paid in whole or part at the end of the 2008 Plan term (during the first quarter of 2011) based on achievement of a minimum level of performance under the goals. Awards earned are based on the level at which the 3-year performance goals have been achieved. Final Awards will be prorated for Participants promoted or hired into an eligible position during the Performance Period, and for Participants who take a leave of absence during the Performance Period. Target payouts for the January 1, 2008 through December 31, 2010 performance period are presented on the following page. Note that the percentages of award opportunity provided below are not the award percentages of base salary. See the formula on the next page for payout percentages.

Award payouts may be modified up or down at the Board’s discretion (+/- 25% of the dollar award derived from the table) to account for performance that is not captured in the performance metrics. Performance below the threshold achievement level for either measure normally will not result in an incentive award.

AWARD OPPORTUNITY

Individual PUP targets for each plan year are established annually for each participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the performance period.

Award Range Scale (some % rounded)

2008 Plan Year – PUP Payout as % of 2008 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
President	25%	50%	75%	100%
Executive Vice President	20%	40%	60%	80%
Senior Vice Presidents	18%	35%	53%	70%

Notes:

1 – 50% of target payout; based on 0.87% Potential Dividend Spread and the average of the actual 3-year market share performance during the plan period.

2 – Based on achieving 1.12% Potential Dividend Spread and the average of the actual 3-year market share performance during the plan period.

3 – 150% of target payout; based on achieving 1.62% Potential Dividend Spread and the average of the actual 3-year market share performance during the plan period.

4 – 200% of target payout; based on achieving 2.12% Potential Dividend Spread and the average of the actual 3-year market share performance during the plan period.

Cash awards are paid to participants at the end of the 3-year performance period (during the first quarter of 2011).

Example of how award is calculated for a Senior Vice President for 2008 PUP

(40% weight) 3 yr. Average Market Share Level Achieved: (100% of Target) (60% weight) 3 yr. Average Potential Dividend Spread Achieved: (Maximum or 200%)	}	Percent of Target Payout: 160%	2008 Base Salary	Target PUP Payout (% of Base Salary)	Payout % Based on Performance	PUP Payment paid Q1 2011
			$275,000 X	35% X	160% =	$154,000

Payments under this plan are subject to the approval of the Board of Directors. To be eligible for the performance unit plan payment officers must be employed with the Bank when the payment is disbursed. PUP awards will be prorated for participants in position less than a full plan term, including participants who have a leave of absence greater than one month during the plan term. Any awards will be distributed as soon as administratively possible following the date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable.